Exhibit 4p

EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway]

[West Des Moines, Iowa

50266] [(866) 526-0995]

[www.eagle-lifeco.com]

PERFORMANCE RATE RIDER

The purpose of this rider is to provide you the option to increase the cap or participation rate applied to available indexed strategies, in exchange for a fee. This performance rate rider is available with the indexed options as indicated on the schedule of allocation options and is not available on the fixed account.

This rider is made a part of the contract to which it is attached. All provisions of the contract, including strategy endorsements, apply to this rider. If any provision of this rider conflicts with the provisions of the contract, the provisions of this rider will control.

DEFINITIONS

The following terms have meanings specific to this rider. Terms defined in the contract also apply to this rider. Defined terms are italicized throughout this rider.

Performance rate means the rate we will apply to an indexed strategy in place of the declared cap or participation rate for the applicable segment term.

Performance fee means the amount we will deduct from each index segment to which this rider is applied in exchange for the performance rate. The calculation for the performance fee is explained in the CALCULATIONS section below.

Performance fee factor means the fixed percentage we use to calculate the performance fee. The initial performance fee factor is shown on the schedule of allocation options.

PERFORMANCE RATE BENEFIT

This rider provides you the option to elect to receive the performance rate for certain indexed options in place of the declared cap or participation rate, as applicable. The schedule of allocation options shows the indexed options which provide the option to elect performance rates.

If you allocate funds to an indexed option with performance rates, we will calculate and credit any interest credits according to the crediting strategy employed by the same indexed option without performance rates. Funds allocated to an indexed option with performance rates will be held in a separate index segment than funds allocated to the same indexed option without performance rates.

The initial performance rates for each indexed option are shown on the schedule of allocation options. After the issue date, the performance rates are declared by us at the beginning of each segment term. Subsequent performance rates may be higher or lower than the initial performance rates. The performance rate will always be greater than the declared cap or participation rate for the same indexed option without performance rates.

If you elect to receive the performance rate for an indexed option, you will continue to receive the performance rate for subsequent segment terms unless you transfer your segment crediting base to an indexed option without performance rates on the segment end date. After the segment start date, your election to receive the performance rate for an index segment is irrevocable during that segment term.

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CALCULATIONS

PERFORMANCE FEE

A performance fee is calculated and assessed separately for each index segment for which you have elected the performance rate. We will not deduct a performance fee from an index segment if you do not elect to receive the performance rate for that index segment.

The performance fee is an annual charge which is assessed on a monthly basis during the segment term. On the last day of each contract month during the segment term, we will deduct the monthly performance fee from the segment crediting base. On the segment end date, we will deduct the final monthly performance fee prior to calculating and applying any interest credits to the segment crediting base. Each monthly performance fee is equal to:

a)	the performance fee factor; multiplied by
b)	the segment crediting base on the first day of the segment term; divided by
c)	12.

Performance Fee Factor. The initial performance fee factor will apply to any index segment with a segment start date on the issue date and is shown on the schedule of allocation options. Each contract anniversary, we will declare the performance fee factor which will apply to any index segments with a segment start date on that contract anniversary. The performance fee factor applicable to an index segment will not change during the segment term. Subsequent performance fee factors may be higher or lower than the initial performance fee factor but will never exceed the maximum performance fee factor shown on the schedule of allocation options.

WITHDRAWALS

You may make withdrawals from the adjusted daily segment value in accordance with the terms of your contract. If the withdrawal is for less than the full amount of your adjusted daily segment value, we will make a proportional adjustment to the monthly performance fee for the remainder of the segment term.

SPOUSAL CONTINUATION

This rider may continue after your death if your spouse elects the spousal continuation option under the contract. The spousal continuation option may only be used once.

TERMINATION

This rider terminates on the earliest of:

a)	the date your contract terminates; and
b)	the maturity date.

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